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                                                                    EXHIBIT 5.1







July 3, 2002


G REIT, Inc.
1551 N. Tustin Avenue, Suite 650
Santa Ana, California 92705

         Re:      Securities Opinion

Ladies and Gentlemen:

     We have acted as counsel for G REIT, Inc., a Virginia corporation (the "Company"), in connection with its registration under the Securities Act of 1933 of 21,500,000 shares of the Company's common stock, par value $.01 per share ("the Shares"), which are proposed to be offered and sold as described in the Company's Registration Statement on Form S-11 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on January 10, 2002, as amended.

     In rendering this opinion, we have relied upon, among other things, our examination of such documents and records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

     2. When the Shares have been offered and sold as described in the Registration Statement, the Shares will be validly issues, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.

                                Very truly yours,

                                /s/ Hirschler Fleischer
                                -----------------------
                                HIRSCHLER FLEISCHER,
                                A PROFESSIONAL CORPORATION